Exhibit (a)(1)(iii)

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING THE SPECIAL REPURCHASE OFFER BY

Rydex Capital Partners SPhinX Fund

TO REPURCHASE UP TO 100% OF ITS

SHARES OF BENEFICIAL INTEREST (“SHARES”) AT THEIR NET ASSET VALUE PER SHARE IN CASH

To:   Brokers, Dealers, Commercial Banks, Trust Companies, Retirement Plan Trustees and Other Nominees (“Financial Intermediaries”):

We are enclosing the material listed below relating to the offer by Rydex Capital Partners SPhinX Fund (the “Fund”), to its shareholders (the “Shareholders”) to repurchase up to 100% of its shares of beneficial interest (the “Shares”) issued and outstanding as of the Expiration Date (defined below) as are properly tendered and not withdrawn on the Expiration Date. The Fund is a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

THE SPECIAL REPURCHASE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON MAY 22, 2006, UNLESS EXTENDED (THE “EXPIRATION DATE”).

The Purchase Price to be paid for the Shares is an amount equal to the net asset value as of the close of the regular trading session of the New York Stock Exchange on May 25, 2006. A Shareholder may expect to receive the Repurchase Price for every Share tendered and accepted, in cash, without interest. However, there is a likelihood that any tender of Fund shares in connection with the Special Repurchase Offer will result in the payment of approximately 89% of the repurchase cash proceeds within the timeframes set forth in the Special Repurchase Offer materials. The remaining 11% of proceeds will be withheld pending resolution of the Refco bankruptcy proceedings. A repurchase fee will not be assessed to shares repurchased in connection with the Special Tender Offer. The Shares will be repurchased subject to the terms and conditions set forth in the Offer to Purchase dated April 25, 2006 and the related Letter of Transmittal, which as amended or supplemented from time to time, constitute the Special Repurchase Offer (“Special Repurchase Offer”).

The following documents are enclosed:

(1) Offer to Purchase dated April 25, 2006;

(2) Letter of Transmittal; and

(3) Instructions Form.

Please be advised that participation in the Special Repurchase Offer requires submission of the Instructions Form. All Financial Intermediaries are requested to submit account information on behalf of their clients who choose to participate in the Special Repurchase Offer. If a client instructs you by telephone to present your Shares for redemption, please record the telephone conversation (in accordance with applicable law).

No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Special Repurchase Offer, although redeeming Shareholders may be obligated to pay a processing fee to their Financial Intermediary for assistance in transmitting a redemption request. A repurchase request will be deemed invalid unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided regarding backup tax withholding. Certain documents also have to be submitted as apply to withholdings potentially affecting payments to non-U.S. Shareholders. See Instruction 9 of the Letter of Transmittal.

The Special Repurchase Offer is not being made to (nor will redemption requests be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Special Repurchase Offer or its acceptance would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Special Repurchase Offer to be made by a licensed broker or dealer, the Special Repurchase Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, FORUM SHAREHOLDER SERVICES, LLC OR RYDEX IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO SUBMIT FOR REDEMPTION OR TO REFRAIN FROM SUBMITTING FOR REDEMPTION SHARES. THE FUND HAS BEEN ADVISED THAT NO MEMBER OF THE BOARD OF TRUSTEES, OFFICER OF THE FUND, OR RYDEX WILL PARTICIPATE IN THE SPECIAL REPURCHASE OFFER.

Additional copies of the enclosed material may be obtained from Forum Shareholder Services, LLC, the Fund’s transfer agent, at appropriate addresses and telephone numbers set forth in the Letter of Transmittal. Any questions you have with respect to the Special Repurchase Offer should be directed to Forum Shareholder Services, LLC at 888-59RYDEX (888-597-9339).

Very truly yours,

Rydex Capital Partners SPhinX Fund

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR FORUM SHAREHOLDER SERVICES, LLC OR

AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE SPECIAL REPURCHASE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER OF PURCHASE STATEMENT AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE SPECIAL REPURCHASE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED.